                                 PRONET INC.

                 SUPPLEMENT TO PROSPECTUS DATED OCTOBER 5, 1995
                             ____________________

                THE DATE OF THIS SUPPLEMENT IS FEBRUARY 28, 1996.
                             ____________________

     The following information supplements the Prospectus dated October 5, 1995, of ProNet Inc., a Delaware corporation ("ProNet" or the "Company"), relating to the offering by the Selling Stockholders (the "Selling Stockholders") of up to an aggregate of 2,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of ProNet. Unless otherwise defined herein, certain capitalized terms have the meanings ascribed to them in the Prospectus.

                           SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (i) the number of shares of Common Stock owned by each Selling Stockholder as of February 28, 1996, (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder.

                                                                                      AMOUNT AND PERCENTAGE
                                                                MAXIMUM NUMBER OF        OF COMMON STOCK
 NAME OF SELLING STOCKHOLDER AND           SHARES OWNED PRIOR    SHARES WHICH MAY        OWNED AFTER THE
     RELATIONSHIP TO COMPANY                  TO OFFERING       BE SOLD HEREUNDER    OFFERING (1) AMOUNT - %
     -----------------------                  -----------       -----------------    -----------------------
Chicago Communications Service, Inc. . . .      44,166                44,166                  ---
All City Communication Company, Inc. (2) .       ---                   ---                    ---
Signet Paging of Charlotte, Inc. (2) . . .     171,509               171,509                  ---
American Paging Corporation (2). . . . . .       ---                   ---                    ---
SigNet Paging of Raleigh, Inc. . . . . . .     109,091               109,091                  ---
Sam Zarcone. . . . . . . . . . . . . . . .     129,211               129,211                  ---
Jill DiFoggio. . . . . . . . . . . . . . .      43,071                43,071                  ---

____________
(1) Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

(2) The shares of Common Stock held by such Selling Stockholders were acquired by such Selling Stockholder in connection with the sale of its paging business to the Company. Such shares are subject to certain rights to indemnification on the part of the Company. As a result of such rights, it is not possible to determine the number of such shares that ultimately will be available for sale hereunder.

     The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be $30,000.